ASSET PURCHASE AGREEMENT


THIS AGREEMENT dated for reference the 20th day of September, 1998.

BETWEEN:
                  DDN DIGITAL DATA NETWORKS (CANADA), INC. (Incorporate Number 471304), a company incorporated under the laws of British Columbia and having its registered office at suite 218 - 470 Granville Street, Vancouver, BC, V6E lV5 (after this called the "Vendor")

AND:
                  PRO NET COMMUNICATIONS, INC. (Incorporation Number 548470), has its registered office at 3323 - 1396 Richards Street, Vancouver, BC, V6B 3G6

                  (after this called the "Purchaser")

AND:
                  DIGITAL DATA NETWORKS, INC., a corporation formed under the laws of Washington, with an office at 3102 Maple Avenue, Suite 230, Dallas, Texas, 75201 (after this called the "Principal")

AND:
                  PETER CICCONE, Businessman of 2546 Panorama Drive, North Vancouver, BC, V7G IV5 (after this called "Ciccone")

AND:
                  STEPHEN WILLEY, Businessman of 220 - 7525 King George Highway, Surrey, BC, V3W 5A8

                  (after this called "Willey")

                  (Ciccone and Willey referred to collectively after this as the "Shareholders")

                                       -2-
RECITALS

A. The Vendor carries on the business of providing access to the Internet and other related services under the name and style of Pro Net Communications at 350 1122 Mainland Street, Vancouver, BC (hereinafter called the "Business").

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Business and certain assets used in connection with the Business.

C. The Principal, the sole shareholder of the Vendor, and as such. has a substantial proprietary and financial interest in the proposed sale.

D. The Shareholders are, indirectly, the principals of the Purchaser and hold shares in the capital of the Vendor which are to be used to secure certain obligations of the Purchaser pursuant to this Agreement.

         THEREFORE, this Agreement witnesses that in consideration of the agreements set forth after this the parties agree as follows:


                                     PART I
                                 Interpretation
                                 --------------

Definitions
-----------

1.01 Unless the context requires otherwise the terms defined in this Section have for all purposes of this Agreement the following meanings:

         Adjustment Date - "Adjustment Date" means that date referred to in
           Section 3.03. Closing Date - "Closing Date" means that date referred to in Section 5.01.

         Dollar - "Dollar" or "$" or any reference to currency means the medium of exchange authorized by law in Canada.

         Purchase Price - "Purchase Price" means that amount calculated in accordance with Part III.

         Shareholder Loans - "Shareholder Loans" means the loans owed by the Vendor to the Shareholders totaling $162,699.73 as at March 31, 1998.

         Shares - "Shares" means the aggregate 77,000 class A common shares in the capital of the Principal owned by the Shareholders.

         All captions contained in this Agreement are for convenience only and do not constitute a part of this Agreement. Whenever required the singular will be deemed to include the plural and vice versa. Whenever required, the masculine gender will include the feminine and vice versa.

Proper Law
----------

1.02 This Agreement is governed by and to be interpreted in accordance with the laws of the province of British Columbia.

Entire Agreement
----------------

1.03 This Agreement contains the whole agreement between the parties and there are no terms, conditions or collateral arrangements, express, implied or statutory, other than those expressly set forth in this Agreement.

Severability
------------

1.04 If any provision of this Agreement is found to be unreasonable or unenforceable, or both, by a court of competent jurisdiction, then such provision will be deemed to be severed from this Agreement and the remainder of this Agreement will not be affected and shall remain in full force and effect to the extent permitted by law.

Time of Essence
---------------

1.05     Time is of the essence of this Agreement.

Arbitration
-----------

1.06 In the event of a dispute among the parties, such dispute shall be settled by a single arbitrator agreed upon by all interested parties or, in the event that agreement cannot be reached, by three (3) arbitrators appointed in accordance with the provisions of the Commercial Arbitration Act (British Columbia).

Further Documentation
---------------------

1.07 The parties to this Agreement shall sign such further and other papers and documents and will cause such meetings to be held and do and cause to be done such further and other acts or things as may be necessary or desirable from time to time in order to give full effect to this Agreement and each and every part of it.

Waiver
------

1.08 The waiver on the part of any party to this Agreement relating to the strict compliance of any term or condition of this Agreement will not in itself constitute a waiver of the rights of the respective party in the event of a subsequent breach of any term or condition of this Agreement by the other party.

Binding on Assigns
------------------

1.09 This Agreement enures to the benefit of and is binding upon the parties to this Agreement, their heirs, administrators, successors and assigns.

Schedules
---------

1.10     The Schedules to this Agreement form part hereof.


                                     PART II
                                Purchase and Sale
                                -----------------

2.01 At the closing, the Vendor shall sell and the Purchaser shall purchase certain of the assets of the Business as a going concern, including, but without limiting the generality of the foregoing, the following:

         (1) the interest of the Vendor in all customer contracts relating to the Business and all amounts due thereunder, including, but without limiting the generality of the foregoing, all contracts listed in Schedule "A", which Purchaser agrees to update within one week of closing;

                  (hereinafter called the "Customer Contracts")

         (2) all equipment, furnishings and supplies used or to be used in connection with the Business including, but without limiting the generality of the foregoing, those items listed in Schedule "B", which Purchaser agrees to update within a week of closing;

                  (after this referred to as the "Equipment")

         (3) the exclusive right to the Purchaser to carrying on the Business in continuation and succession to the Vendor, the right to all trademarks and trade names associated with the Business including, but without limiting the generality of the foregoing, the name "Pro Net Communications", all lists of customers and other information relating to the day-to-day carrying on of the Business, all phone and telecopier numbers, all Internet related rights and privileges including, without limitation, domain names, IP addresses, e mail addresses, WEB addresses, routing information and all necessary licenses and authorities and any other rights use in connection with the Business;

         (4) all of the Vendor's interest in the premises leased by it at 350 - 1122 Mainland Street, Vancouver, British Columbia, together with all of the Vendor's right title and interest in any and all improvements, structures and fixtures now constructed and completed or under construction with respect to and situated on said premises.

                  (hereinafter referred to as the "Leasehold")

                  (all of the above after this collectively referred to as the Business Assets)


                                    PART III
                                 Purchase Price
                                 --------------

Price and Allocation
--------------------

3.01 The purchase price for the Business Assets, is $ 16,781.00 allocated as follows:

         (1)      for the Equipment, the sum of $16,780.00; and
         (2)      for all of the other Business Assets, the sum of $1.00.

Adjustments
-----------

3.02 The Purchaser will assume and pay all rent associated with the Leasehold and all employee's salaries, taxes, rates, local improvements and assessments and other charges accruing on and after the Closing Date and payment in respect of such charges shall be made by adjusting the amount payable to the Vendor on the Closing Date pursuant to Section 3.03. All prepaid expenses relating to the Business Assets paid by the Vendor will become the property of the Purchaser without adjustment.

Payment of Purchase Price
-------------------------

3.05 The purchase price, together with the Provincial sales tax payable in connection with this transaction, shall be paid as follows:

           (1) prior to the Closing Date, the Purchaser shall acquire the Shareholder Loans, or some portion thereof which is not less than the Purchase Price, and on the Closing Date, the Purchase price shall be paid by way of a credit in favour of the Vendor against the amount then due under the Shareholder Loans; and

         (2) on the Closing Date, the Purchaser shall assume the obligations of the Vendor under the Customer Contracts and certain liabilities of the Vendor as set out in Schedule "C" (collectively, the "Assumed Liabilities").

Security for Assumption of Obligations
--------------------------------------

3.06 In consideration of the Principal and the Vendor entering into this Agreement the Shareholders agree, subject to the terms of this Agreement, to pledge the Shares as security for the performance by the Vendor of its obligation to indemnify the Vendor and the Principal with respect to the assumed liabilities. The terms of such security shall be in accordance with the escrow agreement (the "Escrow Agreement") set out in Schedule "D".

Consulting Fee
--------------

3.07 In consideration of this Agreement, the Principal agrees to pay the Purchaser a consulting fee of THIRTY THOUSAND ($30,000.00) DOLLARS payable as follows:

         (1)      FIFTEEN THOUSAND ($15,000.00) DOLLARS on the Closing Date; and

         (2) FIFTEEN THOUSAND ($15,000.00) DOLLARS by way of cheque dated thirty (30) days after the Closing Date and delivered on the Closing Date.


Mutual Release
--------------

3.08 In consideration of this Agreement, the Vendor, the Principal and the Shareholders agree to execute mutual releases attached hereto as Schedule E (the "Releases").

                                     PART IV
                         Warranties and Representations
                         ------------------------------

Representations of the Vendor
-----------------------------

4.01 The Vendor and the Principal represent and warrant to the Purchaser that:

(1) the Vendor is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power to enter into and to carry out the transactions contemplated by this Agreement, all of which have been validly authorized by all necessary corporate proceedings;

(2) the Vendor has good marketable title to the Business assets free and clear of all liens, mortgages, encumbrances, equities and claims or every kind and nature. The Vendor is not aware of any pending or contemplated expropriation or condemnation proceedings which would in any way affect the Lands. The Vendor has not used nor is the registered owner of any trademark in connection with the Business;

(3) to the best of Vendor's and Principal's knowledge, the Vendor is not a party to any collective agreement relating to the Business with any labour union or other association of employees. No labour union or other association of employees has threatened or given notice of any impending strike, grievance, protest or attempt to organize any of the employees of the Vendor;

(4) there are no actions, suits, legal or administrative proceedings or investigations, private or public, pending or threatened which might materially and adversely affect the Business or the Vendor's ability to carry out its obligations under this contract, in whole or in part;

(5) the Vendor has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons are required in connection with this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in or constitute:

         (i) any default or event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of the Vendor or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Vendor is a party or by which it is bound; or

         (ii) the creation or imposition of any lien, charge or encumbrance on any of the Lands;

(6) to the best of Vendor's and Principal's knowledge, within the times and in the manner provided by law, the Vendor has filed all federal, provincial and local tax returns required by law and has paid all taxes, assessments and penalties due and payable;

 (7) to the best of Vendor's and Principal's knowledge, the Vendor has no indebtedness to any person, partnership or corporation which might by operation of law or otherwise, constitute a lien, charge or encumbrance upon any of the Business Assets after the Closing Date;

(8) to the best of Vendor's and Principal's knowledge, the Vendor is not in default under any of the contracts of the Business and all Customer Contracts are set out in Schedule "A";

(9) to the best of Vendor's and Principal's knowledge, the Vendor has all licenses and permits required for the Business. The Vendor is not aware of having done anything to in any way jeopardize the holding or the transferability of any such license or permit and all such licenses are fully transferable;

(10) to the best of Vendor's and Principal's knowledge, the Vendor has no employment contracts or commitments relating to the Business which cannot be terminated on thirty (30) days' notice and the Vendor has established no pension, deferred compensation or profit sharing or other similar plans for which the Purchaser will be liable;

(11) to the best of Vendor's and Principal's knowledge, there are no actions, suits, legal or administrative proceedings or investigations, private or public, pending or threatened which might materially and adversely effect the Business or the Vendor's ability to carry out its obligations under this contract, in whole or in part;

(12) to the best of Vendor's and Principal's knowledge, all outstanding commitments by or on behalf of the Vendor for the purchase or sale of Inventory have been made in accordance with established price lists of the Vendor or its suppliers or if otherwise then in accordance with the Vendor's normal business custom in varying from the established lists.

Reliance on Written Agreement
-----------------------------

4.02 It is understood and agreed that the Vendor has not made and does not make any representations or warranties as to the physical condition, income, expense, operation or any other matter or thing affecting or -related to the Business or the Business Assets except as specifically set forth in this Agreement, including the Schedules hereto, and no other representations have been made or relied upon by the Purchaser in entering into this Agreement.

Representations of the Purchaser
--------------------------------

4.03     The Purchaser represents and warrants to the Vendor that:

         (1) the Purchaser is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power to enter into and to carry out the transactions contemplated by the Agreement, all of which have been validly authorized by all necessary corporate proceedings;


         (2) the Purchaser has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons are required in connection with this Agreement. The execution of the agreement and the consummation of the transactions contemplated hereby will not result in or constitute:

                  (i) any default or event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or by-laws of the Purchaser or any lease, license, promissory note, conditional sale contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Purchaser is a party or by which it is bound; or

                  (ii) the creation or imposition of any lien, charge or encumbrance on any of the Lands; and

         (3) there are no actions, suits, legal or administrative proceedings or investigations, private or public, pending or threatened, which might materially and adversely affect Purchaser's ability to carry out its obligations under this contract, in whole or in part;

         (4) the Purchaser shall use its best efforts to satisfy each and every term and condition of this Agreement and to do whatever is reasonably necessary or appropriate to further the consummation of the transactions contemplated by this Agreement.

Survival of Representations
---------------------------

4.04 The representations and warranties and continuing obligations of the Vendor and the Principal and the Purchaser contained in this Agreement and in any certificates or documents delivered in connection with the transactions contemplated by this Agreement shall be true at and as of the Closing Date as though such representations, warranties and agreements were made at and as of the Closing Date and shall survive the Closing Date, the purchase and sale contemplated by this Agreement and any reorganization or amalgamation of the parties to this Agreement and shall continue in full force and effect for a period of one year from the Closing Date, except to the extent expressly waived in writing.

                                     PART V
                                     Closing
                                     -------

Closing Date
------------

5.01 The closing of the sale and purchase pursuant to this Agreement will take place at 10 o'clock in the forenoon on June 30, 1998, or at such other date and time as may be mutually agreed upon in writing by the parties and shall be held at the offices of at the offices of Norton Stewart or at such other mutually agreeable place convenient to all parties.

Risk
----

5.02 The Business Assets are at the risk of the Vendor up to the Closing Date and the Vendor shall maintain to that date reasonable fire, extended coverage and public liability insurance covering the Business Assets and with respect to injury to persons and property.

Conduct Pending Closing
-----------------------

5.03     The Vendor agrees that pending the Closing Date:

         (1) the Vendor's business will be conducted only in the ordinary course except as otherwise required to carry out the terms of this Agreement;

         (2) the Vendor will not dispose of any of the Business Assets or enter into any contract except in the ordinary course of business;

         (3) the Vendor will endeavour to preserve the goodwill of suppliers and customers and others having business relations with the Vendor relating to the Business;

         (4) the Vendor will maintain the level of Inventory at a level consistent with the operation of the Business for the previous fiscal year; and

         (5) the Vendor will endeavour to preserve the organization of the Business intact and keep available the services of present employees, subject to voluntary resignations and dismissals in accordance with proper business practice.

Conditions Precedent to the Obligations of the Purchaser
--------------------------------------------------------

5.04 The obligation of the Purchaser and Shareholders to complete the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions at the times stipulated:

         (1) that the representations and warranties of each of the Vendor and the Principal contained in this Agreement are true and correct in all material respects at the Closing Date except as may in writing be disclosed to and approved by the Purchaser and the Shareholders;

         (2) that neither of the Vendor nor the principal has breached any term of this Agreement and that each of them has performed all its obligations under this Agreement at the times required;

         (3) that prior to the Closing Date, neither the principal nor the Vendor has taken any action adversely affecting the Business Assets so as to materially reduce the value of the Business to the Purchaser; and

         (4) that no substantial damage to the Business Assets by fire, negligence or otherwise has occurred prior to the Closing Date which in the opinion of the Purchaser will materially and adversely affect the operation of the Business.

         The parties to this Agreement agree that the foregoing conditions are inserted for the exclusive benefit of the Purchaser and the Principals and that the contract is capable of being performed without fulfillment of any or all of the condition precedents and that the conditions may be unilaterally waived in whole or in part by them at any time.

Conditions Precedent to the Obligations of the Vendor
-----------------------------------------------------

5.05 The obligations of the Vendor and Principal to complete the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions at the times stipulated:

         (1) that the representations and warranties of each of the Purchaser and the Shareholders contained in this Agreement are true and correct in all material respects at the Closing Date except as may in writing be disclosed to and approved by the Vendor; and

         (2) that neither the Purchaser nor the Shareholders has breached any term of this Agreement and that each of them has performed all its obligations under this Agreement at the times required.

         The foregoing conditions are inserted for the exclusive benefit of the Vendor and Principal and may be waived in whole or in part by them any time.

Transactions of the Vendor at Closing
-------------------------------------

5.06 At the closing, the Vendor and Principal shall cause to be executed and delivered to the Purchaser:

         (1) all deeds, bills of sale, transfers and assignments with full covenants of warranty as are necessary to effectively vest good and marketable title to the Business Assets in the Purchaser or its nominee free and clear of all liens, mortgages, encumbrances, equities or claims of every nature and kind whatsoever;

         (2) free and vacant possession of the Business Assets except as provided for in this Agreement and subject to the rights of tenants and possession;

         (3) a certified copy of a resolution of the directors of the Vendor duly passed authorizing the execution and implementation of this Agreement;

         (4) a certified copy of a special resolution of the Vendor duly passed approving the sale of the Business Assets;

         (5)      the Escrow Agreement;

         (6)      the appropriate Release;

         (7) a certified cheque in the amount of FIFTEEN THOUSAND ($15,000.00) DOLLARS payable to Norton Stewart in trust as the first installment of the consulting fee;

         (8) a post-dated cheque payable to the Purchaser in the amount of FIFTEEN THOUSAND ($15,000.00) DOLLARS dated the thirtieth
                  (30th) day following the Closing Date for the second installment of the consulting fee.

         (9) an election pursuant to section 167(l) of the Excise Tax Act (Canada) with respect to the sale of the Business Assets.

Transactions of the Purchaser at Closing
----------------------------------------

5.07     At the closing, the Purchaser shall execute and deliver to the Vendor:

         (1) an election pursuant to section 167(l) of the Excise Tax Act (Canada) with respect to the sale of the Business Assets;

Transactions of the Shareholders at Closing
-------------------------------------------

5.09     At the closing, the Shareholders shall:

         (1) deliver to Norton Stewart the Shares together with an irrevocable Stock Power of Attorney signed off in blank in a form sufficient to permit the Vendor to deal with them as it sees fit upon release (collectively the "Escrowed Documents");
         (2)      execute and deliver the Escrow Agreement; and
         (3)       execute and deliver to the Vendor, the appropriate Release;

Post-Closing Agreements
-----------------------

5.09 The Vendor shall deliver promptly to the Purchaser any amounts relating to Accounts Receivable collected by the Vendor after the Closing Date. The Vendor will deliver to the Purchaser's promptly after the Closing Date such of the records of the Business as may be necessary or desirable in order to carry it on.

5.10 The parties shall, before and after the Closing Date execute and deliver such further documents and instruments and do all acts and things that may be reasonably necessary to carry out the full intent and meaning of this Agreement.


                                     PART VI
                                    Indemnity
                                    ---------

Indemnification of Purchaser
----------------------------

6.01 Except as provided in paragraph 5.02, the Vendor and Principal shall jointly and severally indemnify the Purchaser and the Shareholders for any loss or damage sustained by any one or more of the Purchaser or the Shareholders before the Closing Date, directly or indirectly, by reason of a breach of any of the Vendor's warranties and representations set forth in this Agreement. The Vendor acknowledges that the Purchaser has entered into this Agreement relying upon the warranties and representations and other terms and conditions of this Agreement and that no information now known shall limit or extinguish the right to indemnity under this Agreement. This indemnification shall continue in full force and effect for a period of one year from the Closing Date.

Indemnification of Vendor
-------------------------

6.02 The Purchaser shall indemnify the Vendor and the Principal for any loss or damage sustained by the Vendor before the Closing Date, directly or indirectly, by reason of a breach of any of the Purchaser's warranties and representations contained in this Agreement or the Purchaser defaulting under any contracts or liabilities listed in Schedule "A" and Schedule "C" to this Agreement. The Purchaser acknowledges that the Vendor and the Principal have entered into this Agreement relying upon the warranties and representations and other terms and conditions of this Agreement and that no information now known shall limit or extinguish the right to indemnity under this Agreement. This indemnification shall continue in full force and effect for a period of one year from the Closing Date.



         IN WITNESS WHEREOF the parties have hereunto set their respective hands and seals and have caused their Corporate Seals to be affixed in the presence of their duly authorized officers, on the day and year first above written.

The corporate seal of DDN DIGITAL         )
DATA NETWORKS (CANADA), INC.              )
was hereunto affixed in the presence of:  )
                                          )
                                          )
/s/  Donald B. Scott                      )
------------------------------------------)
Authorized Signatory                      )
                                          )
                                          )
------------------------------------------)
Authorized Signatory                      )                                 c/s
                                          )
                                          )
                                          )
The corporate seal of PRO NET             )
COMMUNICATIONS, INC. was                  )
hereunto affixed in the presence of:      )
                                          )
                                          )
/s/                                       )
------------------------------------------)
Authorized Signatory                      )
                                          )
                                          )
------------------------------------------)
Authorized Signatory                      )                                 c/s

The corporate seal of DIGITAL DATA        )
NETWORKS, INC. was hereunto               )
affixed in the presence of:               )
                                          )
                                          )
/s/  Donald B. Scott                      )
------------------------------------------)
Authorized Signatory                      )
                                          )
                                          )
------------------------------------------)
Authorized Signatory                      )                                 c/s
                                          )
                                          )
                                          )
SIGNED, SEALED AND DELIVERED              )
by PETER CICCONE in the presence of:      )
                                          )
                                          )
Colin McDonald                            )
------------------------------------------)
NAME                                      )
                                          )
3323-1396 Richards                        )
------------------------------------------)
ADDRESS                                   )
                                          )                /s/     Peter Ciccone
Vancouver, BC  V6B 3G6                    )                        PETER CICCONE
------------------------------------------)
                                          )
                                          )
Businessman                               )
------------------------------------------)
OCCUPATION                                )

SIGNED, SEALED AND DELIVERED              )
by STEPHEN WILLEY in the presence of:     )
                                          )
                                          )
Paul Fraser                               )
NAME                                      )
                                          )
350-1122 Mainland                         )
------------------------------------------)
ADDRESS                                   )
                                          )           /s/         Stephen Willey
Vancouver, BC                             )                      STEPHEN WILLLEY
------------------------------------------)
                                          )
                                          )
Network Manager                           )
------------------------------------------)
OCCUPATION                                )